EX-99.l

February 23, 2012

The Board of Trustees
Virtus Global Multi-Sector Income Fund
100 Pearl Street
Hartford, CT 06103

Re:           Virtus Global Multi-Sector Income Fund —
Registration Statement of Form N-2

Gentlemen:

We have acted as special counsel to Virtus Global Multi-Sector Income Fund, a statutory trust (the “Fund”) created under the Delaware Statutory Trust Act, as amended (the “DSTA”), in connection with the issuance and sale by the Fund of up to 12,362,500 shares (including shares subject to an overallotment option) of the Fund’s common shares of beneficial interest, without par value (the “Common Shares”).

This opinion is being furnished in accordance with the requirements of Item 25.2(l) of the Form N-2 Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the notification of registration on Form N-8A (File No. 811-22608) of the Fund (the “1940 Act Notification”) filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on September 9, 2011;

(ii) the Registration Statement on Form N-2 (File Nos. 333-176761 and 811-22608) of the Fund relating to the Common Shares filed with the Commission on September 9, 2011 under the Securities Act and the 1940 Act, as amended by Pre-Effective Amendment No. 1 and by Pre-Effective Amendment No. 2 on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(iii) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into between the Fund, as issuer; Virtus Investment Advisers, Inc., as investment adviser to the Fund; Newfleet Asset Management, LLC, as investment sub-adviser to the Fund; and the representatives of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement;

(iv) a copy of the Fund’s Certificate of Trust, as amended, certified by the Secretary of State of the State of Delaware;

Board of Trustees
Virtus Global Multi-Sector Income Fund
February 23, 2012

(v) a copy of the Fund’s Amended and Restated Agreement and Declaration of Trust, dated as of December 21, 2011 (the “Declaration”), as certified by the Secretary of the Fund as of the date hereof;

(vi) a copy of the Fund’s By-Laws, as currently in effect (the “By-Laws”), as certified by the Secretary of the Fund as of the date hereof; and

(vii) certain resolutions adopted by the Board of Trustees of the Fund relating to the creation, issuance and sale of the Common Shares and related matters, as certified by the Secretary of the Fund as of the date hereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the trust power, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite trust action,  and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us and that if a holder of Common Shares requests a certificate representing such holder’s Common Shares, such certificate will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar.

This opinion is based exclusively on the provisions of the DSTA governing the issuance of the shares of the Trust and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the state of Delaware or other states.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) the Common Shares have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the

Board of Trustees
Virtus Global Multi-Sector Income Fund
February 23, 2012

Common Shares will have been duly authorized, and the Common Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Alan R. Gedrich
Alan R. Gedrich, a Partner